As filed with the Securities and Exchange Commission on March 17, 2014
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		75-2756163
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
801 Cherry Street, Suite 3700, Unit 19, Fort Worth, Texas 76102 (817) 665-5000
(Address of Principal Executive Offices)

Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan
(Full Title of the Plan)
Glenn Darden 801 Cherry Street, Suite 3700, Unit 19, Fort Worth, Texas 76102 (817) 665-5000
(Name and Address of Agent For Service)
Copies to:

Francisco J. Villamar Quicksilver Resources Inc. 801 Cherry Street, Suite 3700, Unit 19 Fort Worth, Texas 76102 (817) 665-5000	Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, and associated rights (3)	21,000,000	$2.67	$56,070,000	$7,222

(1)
Represents the maximum number of shares of common stock of the registrant, $0.01 par value, issuable pursuant to our Seventh Amended and Restated 2006 Equity Plan (the “Plan”) not previously registered. Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under our Plan as a result of the antidilution provisions contained therein.

(2)
The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale prices of shares of the common stock on the New York Stock Exchange on March 14, 2014.

(3)
Also being registered are rights to purchase shares of Series A Junior Participating Preferred Stock, which are attached to the shares of common stock being registered. These rights, if issued, will be issued for no additional consideration. Pursuant to Rule 457(g) of the General Rules and Regulations under the Securities Act, no additional registration fee is required in connection with the registration of the rights.

EXPLANATORY NOTE
A Registration Statement was filed on May 24, 2006 (Registration No. 333-134430) (the “2006 Registration Statement”) to register under the Securities Act, among other things, 7 million shares of Quicksilver Resources Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), under the Plan. In January 2008, the Company effected a two-for-one stock split. The Third Amended and Restated 2006 Equity Plan, among other things, increased the number of shares available for issuance under the Plan to 15 million shares, and a Registration Statement was filed on August 10, 2009 (Registration No. 333-161235) (the “2009 Registration Statement”). This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 (“General Instruction E”) for the purpose of effecting the registration under the Securities Act of an additional 21,000,000 shares of Common Stock issued pursuant to awards granted, or to be granted, under the Plan at any time or from time to time.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Pursuant to General Instruction E, the contents of the 2006 Registration Statement and the 2009 Registration Statement are incorporated by reference herein.
Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 5.    Interests of Named Experts and Counsel.
The validity of the shares of common stock offered under this registration statement is being passed upon for the Company by Francisco J. Villamar, Esq., Legal Counsel and Secretary of the Company.  Mr. Villamar is an employee of the Company and, as such, participates in certain of the Company’s benefit plans, including the Plan.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We have also entered into indemnification agreements with our directors and officers that provide them with indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.
We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.
The above discussion of our amended and restated certificate of incorporation, bylaws, indemnification agreements and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws, indemnification agreements and statutes.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our Form S-3 filed June 23, 2008 and included herein by reference)
4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed May 16, 2013 and included herein by reference)
4.3
Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-A/A filed December 21, 2005 and included herein by reference)

4.4
Amendment dated as of February 23, 2011 to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-K filed February 24, 2011 and included herein by reference)

4.5
Amendment No. 2, dated as of March 8, 2013, to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-K filed March 8, 2013 and included herein by reference)

5.1	Opinion of Francisco J. Villamar, Legal Counsel and Secretary of Quicksilver Resources Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Schlumberger Data and Consulting Services
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
23.5	Consent of Francisco J. Villamar (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)
99.1	Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan (Filed as Exhibit 10.1 to our Form 10-Q filed August 8, 2013 and included herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on March 17, 2014.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Glenn Darden, John C. Regan and Francisco J. Villamar, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ W. Yandell Rogers, III		March 17, 2014
W. Yandell Rogers, III	Chairman of the Board and Director

/s/ Glenn Darden		March 17, 2014
Glenn Darden	President, Chief Executive Officer and Director

/s/ Thomas F. Darden		March 17, 2014
Thomas F. Darden	Chairman Emeritus and Director

/s/ John C. Regan		March 17, 2014
John C. Regan	Senior Vice President - Chief Financial Officer and Chief Accounting Officer

/s/ Anne Darden Self		March 17, 2014
Anne Darden Self	Director

/s/ W. Byron Dunn		March 17, 2014
W. Byron Dunn	Director

/s/ Michael Y. McGovern		March 17, 2014
Michael Y. McGovern	Director

/s/ Steven M. Morris		March 17, 2014
Steven M. Morris	Director

/s/ Mark J. Warner		March 17, 2014
Mark J. Warner	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our Form S-3 filed June 23, 2008 and included herein by reference)
4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed May 16, 2013 and included herein by reference)
4.3
Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-A/A filed December 21, 2005 and included herein by reference)

4.4
Amendment dated as of February 23, 2011 to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-K filed February 24, 2011 and included herein by reference)

4.5
Amendment No. 2, dated as of March 8, 2013, to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (filed as Exhibit 4.1 to our Form 8-K filed March 8, 2013 and included herein by reference)

5.1	Opinion of Francisco J. Villamar, Legal Counsel and Secretary of Quicksilver Resources Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Schlumberger Data and Consulting Services
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
23.5	Consent of Francisco J. Villamar (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)
99.1	Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan (Filed as Exhibit 10.1 to our Form 10-Q filed August 8, 2013 and included herein by reference)